Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 18, 2005, except for Note 14, as to which the date is December 12, 2005, accompanying the financial statements of Sensor Technologies & Systems, Inc. contained in the Registration Statement on Form S-1 (Registration No. 333-145135) including the Prospectus filed by ICx Technologies, Inc. pursuant to Rule 424(b), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
November 8, 2007